Exhibit 23.4


March 26, 1998



GS Mortgage Securities Corporation II
Goldman, Sachs & Co.
85 Broad Street, 19th Floor
New York, New York 10004
Attention: J. Theodore Borter

We consent to the inclusion in any form (whether in paper or digital format, including any electronic media such as CD-ROM or the Internet) in the Prospectus Supplement relating to the GS Mortgage Securities Corporation II Commercial Mortgage Pass-Through Certificates, Series 1998-GL II, of our complete appraisal report (the "Report") with respect to the properties listed below (the "Properties"), and we consent to the reference to our firm under the captions "Experts" and "Description of the Mortgage Pool and the Underlying Mortgaged Properties" in such Prospectus Supplement.

We hereby also acknowledge and agree that the Report is for the use and benefit of, and may be relied upon by you and any of your affiliates; initial and subsequent holders from time to time of any debt and/or securities secured or otherwise backed, directly or indirectly, by any of the Properties; any indenture trustee, servicer or other agent acting on behalf of such holders of such debt and/or debt securities; any rating agencies; and the institutional provider(s) from time to time of any liquidity facility or credit support for such findings, and their respective successors and assigns. With respect to the foregoing, the Report speaks only as of the original date of the Report unless specifically updated through supplemental Koeppel Tener Real Estate Services Reports.

Pier 39                San Francisco, CA                [Appraisal Date]

Sincerely,


Koeppel Tener Real Estate Services


By: /s/ Matthew C. Mondanile
    ------------------------

Title:   Senior Director


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